Exhibit 99.1

Second Quarter 2022 Earnings Results Media Relations: Andrea Williams 212-902-5400 Investor Relations: Carey Halio 212-902-0300
The Goldman Sachs Group, Inc. 200 West Street | New York, NY 10282

Second Quarter 2022 Earnings Results

Goldman Sachs Reports Second Quarter Earnings Per Common Share of $7.73 and Increases the Quarterly Dividend to $2.50 Per Common Share in the Third Quarter

“We delivered solid results in the second quarter as clients turned to us for our expertise and execution in these challenging markets. Despite increased volatility and uncertainty, I remain confident in our ability to navigate the environment, dynamically manage our resources and drive long-term, accretive returns for shareholders.”

- David Solomon, Chairman and Chief Executive Officer

Financial Summary

Net Revenues	Net Earnings	EPS
2Q22 $11.86 billion 2Q22 YTD $24.80 billion	2Q22 $2.93 billion 2Q22 YTD $6.87 billion	2Q22 $7.73 2Q22 YTD $18.47

Annualized ROE[1]	Annualized ROTE[1]	Book Value Per Share
2Q22 10.6% 2Q22 YTD 12.8%	2Q22 11.4% 2Q22 YTD 13.6%	2Q22 $301.88 YTD Growth 6.2%

NEW YORK, July 18, 2022 – The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $11.86 billion and net earnings of $2.93 billion for the second quarter ended June 30, 2022. Net revenues were $24.80 billion and net earnings were $6.87 billion for the first half of 2022.

Diluted earnings per common share (EPS) was $7.73 for the second quarter of 2022 compared with $15.02 for the second quarter of 2021 and $10.76 for the first quarter of 2022, and was $18.47 for the first half of 2022 compared with $33.64 for the first half of 2021.

Annualized return on average common shareholders’ equity (ROE)1 was 10.6% for the second quarter of 2022 and 12.8% for the first half of 2022. Annualized return on average tangible common shareholders’ equity (ROTE)1 was 11.4% for the second quarter of 2022 and 13.6% for the first half of 2022.

Goldman Sachs Reports

Second Quarter 2022 Earnings Results

Highlights

◾

During the quarter, the firm continued to support clients amid an evolving macroeconomic environment and generated solid quarterly net revenues of $11.86 billion, net earnings of $2.93 billion and diluted EPS of $7.73.

◾

Investment Banking generated quarterly net revenues of $2.14 billion, including strong net revenues in Financial advisory. The firm ranked #1 in worldwide announced and completed mergers and acquisitions and in worldwide equity and equity-related offerings and common stock offerings for the year-to-date.[2]

◾	Global Markets generated quarterly net revenues of $6.47 billion, reflecting strong performances in both Fixed Income, Currency and Commodities (FICC) and Equities, particularly in financing.

◾	Consumer & Wealth Management generated record quarterly net revenues of $2.18 billion, 25% higher than the second quarter of 2021.

◾

Firmwide assets under supervision[3,4] increased $101 billion during the quarter, including inflows of $305 billion from the acquisition of NN Investment Partners (NNIP)[5], to a record $2.50 trillion. Firmwide Management and other fees were a record $2.23 billion for the second quarter of 2022, 22% higher than the second quarter of 2021.

◾	Book value per common share increased by 2.9% during the quarter and 6.2% during the first half of 2022 to $301.88.

◾	On July 14, 2022, the Board of Directors of The Goldman Sachs Group, Inc. approved a 25% increase in the quarterly dividend to $2.50 per common share beginning in the third quarter of 2022.

Quarterly Net Revenue Mix by Segment

Goldman Sachs Reports

Second Quarter 2022 Earnings Results

Net Revenues

Net revenues were $11.86 billion for the second quarter of 2022, 23% lower than a strong second quarter of 2021 and 8% lower than the first quarter of 2022. The decrease compared with the second quarter of 2021 reflected significantly lower net revenues in Asset Management and Investment Banking, partially offset by significantly higher net revenues in Global Markets and Consumer & Wealth Management.

Net Revenues
$11.86 billion

Investment Banking

Net revenues in Investment Banking were $2.14 billion for the second quarter of 2022, 41% lower than a strong second quarter of 2021 and 11% lower than the first quarter of 2022. The decrease compared with the second quarter of 2021 primarily reflected significantly lower net revenues in Underwriting.

The decrease in Underwriting was due to significantly lower net revenues in both Equity and Debt underwriting, reflecting a significant decline in industry-wide volumes. Net revenues in Financial advisory were slightly lower, reflecting a decrease in industry-wide completed mergers and acquisitions transactions. Corporate lending net revenues were significantly higher, primarily due to net gains from hedges related to relationship lending activities and higher net revenues from transaction banking, partially offset by net mark-downs on acquisition financing activities.

The firm’s backlog[3] decreased compared with the end of the first quarter of 2022.

Investment Banking
$2.14 billion
Financial advisory	$1.20 billion
Underwriting	$588 million
Corporate lending	$352 million

Global Markets

Net revenues in Global Markets were $6.47 billion for the second quarter of 2022, 32% higher than the second quarter of 2021 and 18% lower than the first quarter of 2022.

Net revenues in FICC were $3.61 billion, 55% higher than the second quarter of 2021, primarily reflecting significantly higher net revenues in FICC intermediation, driven by significantly higher net revenues in interest rate products, commodities and currencies, partially offset by significantly lower net revenues in mortgages and credit products. Net revenues in FICC financing were significantly higher, primarily driven by mortgage lending and repurchase agreements.

Net revenues in Equities were $2.86 billion, 11% higher than the second quarter of 2021, due to significantly higher net revenues in Equities financing, primarily reflecting increased activity. Net revenues in Equities intermediation were slightly lower, reflecting significantly lower net revenues in cash products, partially offset by higher net revenues in derivatives.

Global Markets
$6.47 billion
FICC intermediation	$2.84 billion
FICC financing	$768 million
FICC	$3.61 billion

Equities intermediation	$1.73 billion
Equities financing	$1.13 billion
Equities	$2.86 billion

Goldman Sachs Reports

Second Quarter 2022 Earnings Results

Asset Management

Net revenues in Asset Management were $1.08 billion for the second quarter of 2022, 79% lower than the second quarter of 2021 and 99% higher than the first quarter of 2022. The decrease compared with the second quarter of 2021 reflected net losses in Equity investments and significantly lower net revenues in Lending and debt investments, partially offset by significantly higher Management and other fees.

Macroeconomic concerns and the prolonged war in Ukraine continued to contribute to the volatility in global equity prices and wider credit spreads. As a result, net losses in Equity investments reflected significant mark-to-market net losses from investments in public equities and significantly lower net gains from investments in private equities, compared with a strong prior year period. The decrease in Lending and debt investments net revenues primarily reflected mark-downs on debt securities and loans compared with net gains in the prior year period. The increase in Management and other fees reflected the inclusion of NNIP[5] and the impact of fee waivers on money market funds in the prior year period. Incentive fees were higher, driven by harvesting.

Asset Management
$1.08 billion
Management and other fees	$ 1.01 billion
Incentive fees	$ 160 million
Equity investments	$(221) million
Lending and debt investments	$ 137 million

Consumer & Wealth Management

Net revenues in Consumer & Wealth Management were $2.18 billion for the second quarter of 2022, 25% higher than the second quarter of 2021 and 3% higher than the first quarter of 2022.

Net revenues in Wealth management were $1.57 billion, 13% higher than the second quarter of 2021, due to higher Management and other fees, reflecting higher placement fees and the impact of higher average assets under supervision, and higher net revenues in Private banking and lending, reflecting higher loan and deposit balances.

Net revenues in Consumer banking were $608 million, 67% higher than the second quarter of 2021, primarily reflecting significantly higher credit card balances and higher deposit balances.

Consumer & Wealth Management
$2.18 billion
Wealth management	$1.57 billion
Consumer banking	$608 million

Provision for Credit Losses

Provision for credit losses was $667 million for the second quarter of 2022, compared with a net benefit of $92 million in the second quarter of 2021 and net provisions of $561 million in the first quarter of 2022. Provisions for the second quarter of 2022 reflected portfolio growth (primarily in credit cards) and the impact of broad macroeconomic concerns. The net benefit for the second quarter of 2021 reflected reserve reductions as the broader economic environment continued to improve following the initial impact of the COVID-19 pandemic, partially offset by portfolio growth.

The firm’s allowance for credit losses was $5.27 billion as of June 30, 2022.

Provision for Credit Losses
$667 million

Goldman Sachs Reports

Second Quarter 2022 Earnings Results

Operating Expenses

Operating expenses were $7.65 billion for the second quarter of 2022, 11% lower than the second quarter of 2021 and essentially unchanged compared with the first quarter of 2022. The firm’s efficiency ratio[3] for the first half of 2022 was 62.0%, compared with 54.6% for the first half of 2021.

Operating Expenses
$7.65 billion

The decrease in operating expenses compared with the second quarter of 2021 was primarily due to significantly lower compensation and benefits expenses. In addition, net provisions for litigation and regulatory proceedings were lower. These decreases were partially offset by increases from the inclusion of NNIP and GreenSky, Inc., transaction based expenses, market development expenses, professional fees and technology expenses.

Net provisions for litigation and regulatory proceedings for the second quarter of 2022 were $91 million compared with $226 million for the second quarter of 2021.

Headcount increased 4% compared with the end of the first quarter of 2022, primarily reflecting the acquisition of NNIP and investments in growth initiatives.

YTD Efficiency Ratio
62.0%

Provision for Taxes

The effective income tax rate for the first half of 2022 increased to 16.3% from 15.4% for the first quarter of 2022, primarily due to a decrease in the impact of tax benefits on the settlement of employee share-based awards, partially offset by permanent tax benefits, in the first half of 2022 compared with the first quarter of 2022.

YTD Effective Tax Rate
16.3%

Other Matters

◾ On July 14, 2022, the Board of Directors of The Goldman Sachs Group, Inc. increased the quarterly dividend to $2.50 per common share from $2.00 per common share. The dividend will be paid on September 29, 2022 to common shareholders of record on September 1, 2022.

◾ During the quarter, the firm returned $1.22 billion of capital to common shareholders, including $500 million of common share repurchases (1.5 million shares at an average cost of $323.74) and $719 million of common stock dividends.[3]

◾   Global core liquid assets[3] averaged $391 billion[4] for the second quarter of 2022, compared with an average of $375 billion for the first quarter of 2022.

Declared Quarterly Dividend Per Common Share
$2.50

Common Share Repurchases
1.5 million shares for $500 million

Average GCLA
$391 billion

Goldman Sachs Reports

Second Quarter 2022 Earnings Results

The Goldman Sachs Group, Inc. is a leading global financial institution that delivers a broad range of financial services across investment banking, securities, investment management and consumer banking to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts or statements of current conditions, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results, financial condition and liquidity may differ, possibly materially, from the anticipated results, financial condition and liquidity in these forward-looking statements. For information about some of the risks and important factors that could affect the firm’s future results, financial condition and liquidity, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2021.

Information regarding the firm’s assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratio, balance sheet data, global core liquid assets and VaR consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog and future results also may constitute forward-looking statements. Such statements are subject to the risk that transactions may be modified or may not be completed at all and related net revenues may not be realized or may be materially less than expected. Important factors that could have such a result include, for underwriting transactions, a decline or weakness in general economic conditions, an outbreak or worsening of hostilities, including the escalation or continuation of the war between Russia and Ukraine, continuing volatility in the securities markets or an adverse development with respect to the issuer of the securities and, for financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For information about other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2021.

Conference Call

A conference call to discuss the firm’s financial results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-800-753-0786 (in the U.S.) or 1-323-794-2410 (outside the U.S.) passcode number 7042022. The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s website, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s website or by dialing 1-888-203-1112 (in the U.S.) or 1- 719-457-0820 (outside the U.S.) passcode number 7042022 beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

Goldman Sachs Reports

Second Quarter 2022 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

$ in millions

	THREE MONTHS ENDED			% CHANGE FROM

	JUNE 30, 2022	MARCH 31, 2022	JUNE 30, 2021	MARCH 31, 2022	JUNE 30, 2021
INVESTMENT BANKING
Financial advisory	$ 1,197	$ 1,127	$ 1,257	6%	(5) %

Equity underwriting	131	261	1,243	(50)	(89)
Debt underwriting	457	743	950	(38)	(52)
Underwriting	588	1,004	2,193	(41)	(73)

Corporate lending	352	280	159	26	121
Net revenues	2,137	2,411	3,609	(11)	(41)

GLOBAL MARKETS
FICC intermediation	2,839	4,038	1,897	(30)	50
FICC financing	768	685	423	12	82
FICC	3,607	4,723	2,320	(24)	55

Equities intermediation	1,734	2,161	1,765	(20)	(2)
Equities financing	1,126	988	815	14	38
Equities	2,860	3,149	2,580	(9)	11
Net revenues	6,467	7,872	4,900	(18)	32

ASSET MANAGEMENT
Management and other fees	1,008	772	727	31	39
Incentive fees	160	52	78	208	105
Equity investments	(221)	(367)	3,717	N.M.	N.M.
Lending and debt investments	137	89	610	54	(78)
Net revenues	1,084	546	5,132	99	(79)

CONSUMER & WEALTH MANAGEMENT
Management and other fees	1,224	1,255	1,109	(2)	10
Incentive fees	24	27	15	(11)	60
Private banking and lending	320	339	260	(6)	23
Wealth management	1,568	1,621	1,384	(3)	13

Consumer banking	608	483	363	26	67
Net revenues	2,176	2,104	1,747	3	25

Total net revenues	$ 11,864	$ 12,933	$ 15,388	(8)	(23)
Geographic Net Revenues (unaudited)[3]
$ in millions

	THREE MONTHS ENDED

	JUNE 30, 2022	MARCH 31, 2022	JUNE 30, 2021
Americas	$ 7,047	$ 7,386	$ 9,957
EMEA	3,400	3,850	3,478
Asia	1,417	1,697	1,953
Total net revenues	$ 11,864	$ 12,933	$ 15,388

Americas	59%	57%	65%
EMEA	29%	30%	22%
Asia	12%	13%	13%
Total	100%	100%	100%

Goldman Sachs Reports

Second Quarter 2022 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

$ in millions

	SIX MONTHS ENDED		% CHANGE FROM

	JUNE 30, 2022	JUNE 30, 2021	JUNE 30, 2021
INVESTMENT BANKING
Financial advisory	$ 2,324	$ 2,374	(2) %

Equity underwriting	392	2,812	(86)
Debt underwriting	1,200	1,830	(34)
Underwriting	1,592	4,642	(66)

Corporate lending	632	364	74
Net revenues	4,548	7,380	(38)

GLOBAL MARKETS
FICC intermediation	6,877	5,348	29
FICC financing	1,453	865	68
FICC	8,330	6,213	34

Equities intermediation	3,895	4,351	(10)
Equities financing	2,114	1,917	10
Equities	6,009	6,268	(4)
Net revenues	14,339	12,481	15

ASSET MANAGEMENT
Management and other fees	1,780	1,420	25
Incentive fees	212	120	77
Equity investments	(588)	6,837	N.M.
Lending and debt investments	226	1,369	(83)
Net revenues	1,630	9,746	(83)

CONSUMER & WEALTH MANAGEMENT
Management and other fees	2,479	2,186	13
Incentive fees	51	41	24
Private banking and lending	659	524	26
Wealth management	3,189	2,751	16

Consumer banking	1,091	734	49
Net revenues	4,280	3,485	23

Total net revenues	$ 24,797	$ 33,092	(25)
Geographic Net Revenues (unaudited)[3] $ in millions

	SIX MONTHS ENDED

	JUNE 30, 2022	JUNE 30, 2021
Americas	$ 14,433	$ 20,782
EMEA	7,250	8,191
Asia	3,114	4,119
Total net revenues	$ 24,797	$ 33,092

Americas	58%	63%
EMEA	29%	25%
Asia	13%	12%
Total	100%	100%

Goldman Sachs Reports

Second Quarter 2022 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)

In millions, except per share amounts and headcount

	THREE MONTHS ENDED			% CHANGE FROM

	JUNE 30, 2022	MARCH 31, 2022	JUNE 30, 2021	MARCH 31, 2022	JUNE 30, 2021
REVENUES
Investment banking	$ 1,785	$ 2,131	$ 3,450	(16) %	(48) %
Investment management	2,393	2,064	1,905	16	26
Commissions and fees	1,073	1,011	833	6	29
Market making	4,929	5,990	3,274	(18)	51
Other principal transactions	(50)	(90)	4,297	N.M.	N.M.
Total non-interest revenues	10,130	11,106	13,759	(9)	(26)

Interest income	4,851	3,212	2,939	51	65
Interest expense	3,117	1,385	1,310	125	138
Net interest income	1,734	1,827	1,629	(5)	6

Total net revenues	11,864	12,933	15,388	(8)	(23)

Provision for credit losses	667	561	(92)	19	N.M.

OPERATING EXPENSES
Compensation and benefits	3,695	4,083	5,263	(10)	(30)
Transaction based	1,317	1,244	1,125	6	17
Market development	235	162	115	45	104
Communications and technology	444	424	371	5	20
Depreciation and amortization	570	492	520	16	10
Occupancy	259	251	241	3	7
Professional fees	490	437	344	12	42
Other expenses	643	623	661	3	(3)
Total operating expenses	7,653	7,716	8,640	(1)	(11)

Pre-tax earnings	3,544	4,656	6,840	(24)	(48)
Provision for taxes	617	717	1,354	(14)	(54)
Net earnings	2,927	3,939	5,486	(26)	(47)

Preferred stock dividends	141	108	139	31	1
Net earnings applicable to common shareholders	$ 2,786	$ 3,831	$ 5,347	(27)	(48)

EARNINGS PER COMMON SHARE
Basic[3]	$ 7.81	$ 10.87	$ 15.22	(28) %	(49) %
Diluted	$ 7.73	$ 10.76	$ 15.02	(28)	(49)

AVERAGE COMMON SHARES
Basic	355.0	351.2	350.8	1	1
Diluted	360.5	355.9	356.0	1	1

SELECTED DATA AT PERIOD-END
Common shareholders’ equity	$ 107,168	$ 104,536	$ 92,687	3	16
Basic shares[3]	355.0	356.4	349.9	–	1
Book value per common share	$ 301.88	$ 293.31	$ 264.90	3	14

Headcount	47,000	45,100	40,800	4	15

Goldman Sachs Reports

Second Quarter 2022 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)

In millions, except per share amounts

	SIX MONTHS ENDED		% CHANGE FROM

	JUNE 30, 2022	JUNE 30, 2021	JUNE 30, 2021
REVENUES
Investment banking	$ 3,916	$ 7,016	(44) %
Investment management	4,457	3,701	20
Commissions and fees	2,084	1,906	9
Market making	10,919	9,167	19
Other principal transactions	(140)	8,191	N.M.
Total non-interest revenues	21,236	29,981	(29)

Interest income	8,063	5,993	35
Interest expense	4,502	2,882	56
Net interest income	3,561	3,111	14

Total net revenues	24,797	33,092	(25)

Provision for credit losses	1,228	(162)	N.M.

OPERATING EXPENSES
Compensation and benefits	7,778	11,306	(31)
Transaction based	2,561	2,381	8
Market development	397	195	104
Communications and technology	868	746	16
Depreciation and amortization	1,062	1,018	4
Occupancy	510	488	5
Professional fees	927	704	32
Other expenses	1,266	1,239	2
Total operating expenses	15,369	18,077	(15)

Pre-tax earnings	8,200	15,177	(46)
Provision for taxes	1,334	2,855	(53)
Net earnings	6,866	12,322	(44)
Preferred stock dividends	249	264	(6)
Net earnings applicable to common shareholders	$ 6,617	$ 12,058	(45)

EARNINGS PER COMMON SHARE
Basic[3]	$ 18.67	$ 34.06	(45) %
Diluted	$ 18.47	$ 33.64	(45)

AVERAGE COMMON SHARES
Basic	353.1	353.6	–
Diluted	358.2	358.4	–

Goldman Sachs Reports

Second Quarter 2022 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)4

$ in billions

	AS OF

	JUNE 30, 2022	MARCH 31, 2022
ASSETS
Cash and cash equivalents	$ 288	$ 274
Collateralized agreements	448	453
Customer and other receivables	163	175
Trading assets	372	392
Investments	115	92
Loans	176	166
Other assets	39	37
Total assets	$ 1,601	$ 1,589

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$ 391	$ 387
Collateralized financings	228	227
Customer and other payables	280	293
Trading liabilities	255	233
Unsecured short-term borrowings	58	58
Unsecured long-term borrowings	251	258
Other liabilities	20	18
Total liabilities	1,483	1,474
Shareholders’ equity	118	115
Total liabilities and shareholders’ equity	$ 1,601	$ 1,589
Capital Ratios and Supplementary Leverage Ratio (unaudited)[3,4] $ in billions

	AS OF

	JUNE 30, 2022	MARCH 31, 2022
Common equity tier 1 capital	$ 98.3	$ 98.3

STANDARDIZED CAPITAL RULES
Risk-weighted assets	$ 692	$ 682
Common equity tier 1 capital ratio	14.2%	14.4%

ADVANCED CAPITAL RULES
Risk-weighted assets	$ 686	$ 674
Common equity tier 1 capital ratio	14.3%	14.6%

SUPPLEMENTARY LEVERAGE RATIO
Supplementary leverage ratio	5.6%	5.6%
Average Daily VaR (unaudited)[3,4] $ in millions

	THREE MONTHS ENDED

	JUNE 30, 2022	MARCH 31, 2022
RISK CATEGORIES
Interest rates	$ 104	$ 74
Equity prices	36	33
Currency rates	23	25
Commodity prices	63	49
Diversification effect	(102)	(83)
Total	$ 124	$ 98

Goldman Sachs Reports

Second Quarter 2022 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Assets Under Supervision (unaudited)3,4

$ in billions

	AS OF

	JUNE 30, 2022		MARCH 31, 2022		JUNE 30, 2021
SEGMENT
Asset Management	$ 1,824		$ 1,656		$ 1,633
Consumer & Wealth Management	671		738		672
Total AUS	$ 2,495		$ 2,394		$ 2,305

ASSET CLASS
Alternative investments	$ 254		$ 240		$ 211
Equity	552		592		558
Fixed income	1,007		887		914
Total long-term AUS	1,813		1,719		1,683
Liquidity products	682		675		622
Total AUS	$ 2,495		$ 2,394		$ 2,305

	THREE MONTHS ENDED

	JUNE 30, 2022		MARCH 31, 2022		JUNE 30, 2021
ASSET MANAGEMENT
Beginning balance	$ 1,656		$ 1,719		$ 1,567
Net inflows / (outflows):
Alternative investments	22		2		3
Equity	59		6		(5)
Fixed income	209		2		12
Total long-term AUS net inflows / (outflows)	290		10	[6]	10
Liquidity products	20		(7)		16
Total AUS net inflows / (outflows)	310	[5]	3		26
Net market appreciation / (depreciation)	(142)		(66)		40
Ending balance	$ 1,824		$ 1,656		$ 1,633

CONSUMER & WEALTH MANAGEMENT
Beginning balance	$ 738		$ 751		$ 637
Net inflows / (outflows):
Alternative investments	1		3		5
Equity	3		11		8
Fixed income	(1)		–		(1)
Total long-term AUS net inflows / (outflows)	3		14		12
Liquidity products	(13)		1		–
Total AUS net inflows / (outflows)	(10)		15		12
Net market appreciation / (depreciation)	(57)		(28)		23
Ending balance	$ 671		$ 738		$ 672

FIRMWIDE
Beginning balance	$ 2,394		$ 2,470		$ 2,204
Net inflows / (outflows):
Alternative investments	23		5		8
Equity	62		17		3
Fixed income	208		2		11
Total long-term AUS net inflows / (outflows)	293		24	[6]	22
Liquidity products	7		(6)		16
Total AUS net inflows / (outflows)	300	[5]	18		38
Net market appreciation / (depreciation)	(199)		(94)		63
Ending balance	$ 2,495		$ 2,394		$ 2,305

Goldman Sachs Reports

Second Quarter 2022 Earnings Results

Footnotes

1.

Annualized ROE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. Annualized ROTE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly tangible common shareholders’ equity (tangible common shareholders’ equity is calculated as total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets). Management believes that ROTE is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally, and that tangible common shareholders’ equity is meaningful because it is a measure that the firm and investors use to assess capital adequacy. ROTE and tangible common shareholders’ equity are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

The table below presents a reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity:

	AVERAGE FOR THE

Unaudited, $ in millions	THREE MONTHS ENDED JUNE 30, 2022	SIX MONTHS ENDED JUNE 30, 2022
Total shareholders’ equity	$ 116,229	$ 114,286
Preferred stock	(10,703)	(10,703)
Common shareholders’ equity	105,526	103,583
Goodwill	(5,957)	(5,241)
Identifiable intangible assets	(1,844)	(1,242)
Tangible common shareholders’ equity	$ 97,725	$ 97,100

2.	Dealogic – January 1, 2022 through June 30, 2022.

3.

For information about the following items, see the referenced sections in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2022: (i) investment banking transaction backlog – see “Results of Operations – Investment Banking” (ii) assets under supervision – see “Results of Operations – Assets Under Supervision” (iii) efficiency ratio – see “Results of Operations – Operating Expenses” (iv) share repurchase program – see “Capital Management and Regulatory Capital – Capital Management” (v) global core liquid assets – see “Risk Management – Liquidity Risk Management” (vi) basic shares – see “Balance Sheet and Funding Sources – Balance Sheet Analysis and Metrics” and (vii) VaR – see “Risk Management – Market Risk Management.”

For information about the following items, see the referenced sections in Part I, Item 1 “Financial Statements (Unaudited)” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2022: (i) risk-based capital ratios and the supplementary leverage ratio – see Note 20 “Regulation and Capital Adequacy” (ii) geographic net revenues – see Note 25 “Business Segments” and (iii) unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents in calculating basic EPS – see Note 21 “Earnings Per Common Share.”

4.	Represents a preliminary estimate for the second quarter of 2022 and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2022.

5.	Includes $305 billion of inflows in Asset Management assets under supervision (substantially all in fixed income and equity assets) from the acquisition of NN Investment Partners.

6.

Includes $7 billion of inflows in Asset Management long-term assets under supervision (substantially all in fixed income and equity assets) from the acquisition of the assets of Bombardier Global Pension Asset Management Inc.